EXHIBIT 21
THE NEWHALL LAND AND FARMING COMPANY
SUBSIDIARIES

The following subsidiaries are included in the Registrant's December 31, 2000 consolidated financial statements:

Newhall Depositary Company
(a California corporation)

Valencia Water Company
(a California corporation)

Valencia Town Center Associates
Limited Partnership
(a California limited partnership)

VTC Hotel Company
(a California corporation)